TAX MATTERS AGREEMENT
BY AND BETWEEN
HELIX ENERGY SOLUTIONS GROUP, INC.
AND
CAL DIVE INTERNATIONAL, INC.
Dated as of December 14, 2006

TAX MATTERS AGREEMENT
     This Tax Matters Agreement (this “Agreement”) is entered into as of December 14, 2006, by and between Helix Energy Solutions Group, Inc., a Minnesota corporation (“Parent”), and Cal Dive International, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Cal Dive”).
Recitals
     Whereas, as of the date hereof, Cal Dive is a direct wholly-owned subsidiary of Parent;
     Whereas, Parent is the common parent corporation of an affiliated group (as defined in Section 1504 of the Code) of corporations (the “Parent Consolidated Group”) that has elected to file consolidated Federal Income Tax returns;
     Whereas, the Parent Consolidated Group has included Cal Dive and its direct and indirect eligible domestic Subsidiaries;
     Whereas, certain Parent Group Members, on the one hand, and certain Cal Dive Group Members, on the other hand, file income Tax Returns on a consolidated, combined and/or unitary basis for certain State Income Tax and Foreign Income Tax purposes;
     Whereas, Parent and Cal Dive currently contemplate that Cal Dive will make an initial public offering (“IPO”) of shares of Cal Dive common stock pursuant to a registration statement on Form S-1 filed pursuant to the Securities Act of 1933, as amended;
     Whereas, as a result of the IPO, Cal Dive and its direct and indirect eligible domestic Subsidiaries will cease to be members of the Parent Consolidated Group, and Parent Group Members and Cal Dive Group Members will cease to file Income Tax Returns on a consolidated, combined and/or unitary basis for State Income Tax and Foreign Income Tax purposes;
     Whereas, following the IPO, Cal Dive will be a common parent corporation of an affiliated group of corporations, which will elect to file consolidated Federal Income Tax returns; and
     Whereas, in contemplation of the IPO, the Companies desire to enter into this Agreement to provide for the allocation among them of the liabilities for Taxes arising prior to, as a result of and subsequent to the IPO, and to provide for and agree upon other matters relating to Taxes;
Agreements
     Now, Therefore, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

Section 1. Definition and Construction.
     Section 1.1. Definitions of Capitalized Terms.
     For purposes of this Agreement (including the recitals hereof), the following capitalized terms shall have the meanings set forth below:
     “Additional Tax” means:
(a)	with respect to any Post-IPO Event that affects the amount of any Tax imposed on or attributable to any Group Member for which Parent is otherwise responsible under this Agreement, an amount equal to the excess (if any) of (1) the cumulative amount of Tax for which Parent is otherwise responsible under this Agreement determined after taking into account any and all Post-IPO Events, over (2) the cumulative amount of Tax that Parent would otherwise be responsible for under this Agreement determined without taking into account any Post-IPO Event; and

(b)	subject to clause (a) and without duplication, with respect to any Post-IPO Event that affects a Tax Asset of any Group Member, an amount equal to the Tax Benefits from such Tax Asset that Parent would have otherwise recognized if such Post-IPO Event had not occurred.
     “Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, or (ii) any claim for refund or credit of Taxes previously paid.
     “Affiliate” means any Person that directly or indirectly is “controlled” by the other Person in question. For purposes of the term Affiliate, the term “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a Person as determined after the IPO.
     “Agreement” shall have the meaning provided in the preamble.
     “Assets” means, collectively, the Parent Assets and the Cal Dive Assets.
     “Boot Gain” “ shall have the meaning provided in Section 2.7.
     “Cal Dive Assets” means those assets and equity interests in Entities related to the Cal Dive Business that were held by Parent Group Members before the Restructuring and are held by Cal Dive Group Members after the Restructuring.
     “Cal Dive Business” has the meaning set forth in the Master Agreement.

     “Cal Dive Filed Returns” shall have the meaning provided in Section 4.2.
     “Cal Dive Group” means, collectively, Cal Dive and its direct and indirect Subsidiaries immediately after the IPO, including, without limitation, the Subsidiaries set forth on Schedule 1.1.
     “Cal Dive Group Member” means, individually, each member of the Cal Dive Group, and the term “Cal Dive Group Members” means, collectively, as the context requires, all or less than all of the members of the Cal Dive Group.
     “Cal Dive Indemnitees” shall have the meaning provided in Section 2.1(a).
     “Cal Dive Separate Return” means a Tax Return that includes one or more Cal Dive Group Members and does not include any Parent Group Member, including any such Tax Return filed for Federal Income Tax purposes by an affiliated group (as defined in Section 1504 of the Code) of corporations the common parent of which is a Cal Dive Group Member or any other corporation that is not a Parent Group Member.
     “Cal Dive’s Allocated Tax Liability” shall have the meaning provided in Section 5.1(a).
     “Cal Dive’s Cumulative Tax Payment” shall have the meaning provided in Section 5.1(a).
     “Cal Dive’s Redetermined Allocated Tax Liability” shall have the meaning provided in Section 5.1(b).
     “Carryback Item” means any net operating loss, net capital loss, excess tax credit or other similar Tax item which may or must be carried from one Tax Year to another Tax Year under the Code or other applicable Tax Law.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor law.
     “Combined Tax Return” means, with respect to any Income Tax, a Tax Return that is filed by one or more Parent Group Members and which includes, to any extent, one or more Cal Dive Group Members or in which income, deductions, or credits of any Parent Group Member may be combined with, or offset against, income, deductions or credits of any Cal Dive Group Member, including the Consolidated Return filed by Parent for the Parent Consolidated Group.
     “Companies” means Parent and Cal Dive, collectively, and “Company” means, as the context requires, any one of Parent or Cal Dive.
     “Consolidated Return” means any Federal Income Tax Return which is filed on a consolidated basis by Parent (or any other member of the Parent Group), as common parent, and its eligible Subsidiaries (as determined under Section 1504(a) of the Code or any successor provision) and which includes, to any extent, any Cal Dive Group Member (as determined under Section 1504(a) of the Code or any successor provision).
     “Controlling Company” shall have the meaning provided in Section 7.2(a).

     “Default Rate” means a rate of interest equal to the underpayment rate provided in Section 6621(c) of the Code, determined as of the date any applicable payment required to be made under this Agreement is due.
     “Dividend” means, collectively, the distributions contemplated by Sections 3.5 and 3.7 of the Master Agreement.
     “Entity” means a partnership (whether general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, without regard to whether it is treated as a disregarded entity for Federal Income Tax purposes.
     “Equity Award” means any equity-based incentive compensation award, grant or agreement that provides for the delivery of shares of Parent stock to any Person as compensation for services, including, but not limited to, an option to acquire shares of Parent stock (or other equity-based incentives the economic value of which is designed to mirror that of an option, including incentive stock options, non-qualified stock options, discounted non-qualified stock options, cliff options and tandem stock options), restricted stock, restricted stock units, stock appreciation rights, phantom stock units, performance shares, dividend equivalents, stock payments, deferred stock payments, performance-based awards or warrants granted under any plan, agreement or arrangement to the extent shares of Parent stock are issued, issuable or transferred (as opposed to cash compensation).
     “Federal Income Tax” means any Tax imposed by Subtitle A or F of the Code.
     “Federal Income Tax Return” means any report of Federal Income Taxes due, any claims for refund of Federal Income Taxes paid, any information return with respect to Federal Income Taxes, or any other similar report, statement, declaration, or document required to be filed under Federal Income Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
     “Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Year, (a) by IRS Form 870 or 870-AD (or any successor forms thereto) on the date of acceptance by or on behalf of the Controlling Company, or by a comparable form under the Tax Laws of a state, local or foreign taxing jurisdiction, except that an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the Controlling Company to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Year (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Tax Laws of a state, local or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.
     “Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or possession of the United States, which is an “income tax” as defined in Treasury Regulations Section 1.901-2.
     “Group” means the Parent Group or the Cal Dive Group, as the context requires, and the term “Groups” means the Parent Group and the Cal Dive Group.
     “Group Member” means any Parent Group Member or any Cal Dive Group Member.
     “Income Tax” means each of any Federal Income Tax, State Income Tax or Foreign Income Tax, as the context requires.
     “Indemnification Expenses” shall have the meaning provided in Section 7.3.
     “Indemnified Company” means (i) Parent, in cases where it is entitled to be indemnified for Losses by Cal Dive under this Agreement, and (ii) Cal Dive, in cases where it is entitled to be indemnified for Losses by Parent under this Agreement.
     “Indemnifying Company” means (i) Parent, in cases where it is obligated to indemnify Cal Dive for Losses under this Agreement, and (ii) Cal Dive, in cases where it is obligated to indemnify Parent for Losses under this Agreement.
     “Independent Firm” means a nationally recognized accounting firm; provided, however, that such term shall not include any accounting firm that performs or has preformed audit services with respect to Parent or Cal Dive.
     “IPO” shall have the meaning provided in the recitals to this Agreement.
     “IPO Closing Date” means the first date on which the proceeds of any sale of Cal Dive stock to the underwriters in the IPO are received by Cal Dive or any of its Subsidiaries.
     “IRS” means the Internal Revenue Service.
     “Joint Taxes” shall have the meaning provided in Section 5.1.
     “Loss” means any loss, cost, fine, penalty, fee, damage, obligation, liability, payment in settlement, Tax or other expense of any kind, including reasonable attorneys’ fees and costs, but excluding any consequential, special, punitive or exemplary damages.
     “Master Agreement” means that certain Master Agreement dated December 8, 2006, as amended from time to time, between Parent and Cal Dive, and to which this Agreement is attached as an exhibit.

     “Other Tax” means any Tax that is not an Income Tax, including any value added tax, any real or personal property Tax, any flat minimum dollar Tax, any withholding Tax or any capital duty Tax.
     “Parent Assets” means those assets and equity interests in Entities, if any, related to the Parent Business that were held by Cal Dive Group Members before the Restructuring and are held by Parent Group Members after the Restructuring.
     “Parent Business” has the meaning set forth in the Master Agreement.
     “Parent Consolidated Group” shall have the meaning provided in the recitals to this Agreement.
     “Parent Filed Returns” shall have the meaning provided in Section 4.1(a).
     “Parent Group” means, collectively, Parent and its direct and indirect Subsidiaries, other than Cal Dive Group Members, as determined immediately after the IPO, including, without limitation, the Subsidiaries set forth on Schedule 1.2.
     “Parent Group Member” means, individually, each member of the Parent Group, and the term “Parent Group Members” means, collectively, as the context requires, all or less than all of the members of the Parent Group.
     “Parent Indemnitees” shall have the meaning provided in Section 2.1(b).
     “Payment Date” means (i) with respect to any Federal Income Tax, (a) each of the due dates for any required installment of estimated Federal Income Taxes determined under Section 6655 of the Code, (b) the due date (determined without regard to extensions) for filing any Tax Return determined under Section 6072 of the Code and (c) the date any Tax Return is filed, and (ii) with respect to any other Tax, the corresponding due dates determined under the applicable Tax Law.
     “Payment Period” shall have the meaning provided in Section 5.5.
     “Person” means an individual, any Entity or a governmental entity or any department, agency or political subdivision thereof.
     “Post-IPO Tax Benefit” shall have the meaning provided in Section 2.7.
     “Post-IPO Events” shall have the meaning provided in Section 2.6(b).
     “Post-IPO Period” means, with respect to any Tax, any Tax Year beginning after the IPO Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning on the day after the IPO Closing Date.
     “Pre-IPO Period” means, with respect to any Tax, any Tax Year ending on or before the IPO Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the IPO Closing Date.

     “Prior Tax Allocation Agreements” means any written or oral agreement or any other arrangements relating to the allocation of Taxes existing between or among any Parent Group Member and any Cal Dive Group Member prior to the date hereof (other than this Agreement).
     “Reimbursement Statement” shall have the meaning provided in Section 7.3.
     “Restructuring” means the restructuring by Parent of the Assets to cause the Parent Assets to be held by the Parent Group and the Cal Dive Assets to be held by the Cal Dive Group.
     “Restructuring Taxes” means any and all Taxes imposed on or attributable to any Group Member that arise from or are attributable to such Group Member’s distribution, transfer, assignment, other disposition, receipt, purchase or other acquisition of Assets pursuant to the Restructuring, however effected.
     “Separate Company Tax” means any Tax computed by reference to the assets and activities of a member or members of a single Group.
     “Straddle Period” means, with respect to any Tax, any Tax Year beginning on or before the IPO Closing Date and ending after the IPO Closing Date.
     “State Income Tax” means any Tax imposed by any state of the United States, the District of Columbia or any political subdivision of the foregoing, which is imposed on or measured, in whole or in part, by income, capital or net worth or a taxable base in the nature of income, capital or net worth, including franchise Taxes based on such factors.
     “Subsidiary” means, with respect to any Person, each Entity that such Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (ii) at least 50% of the outstanding equity or financial interests of such Entity.
     “Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, capital duty, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.
     “Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a Tax Year, and that could reduce a Tax in another Tax Year, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit, but does not include the tax basis of an asset.
     “Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such governmental entity or political subdivision, including the IRS.

     “Tax Benefit” means any refund received or credit or other Tax Item that actually reduces otherwise required Tax payments (including any reduction in estimated Tax payments).
     “Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any Group Member (including any administrative or judicial review of any claim for refund) for any Tax Year.
     “Tax Detriment” means an increase in the Tax liability of any Group Member for any Tax Year or a decrease in a Tax Asset of any Group Member. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized from a Tax Item in a Tax Year only if and to the extent that the Tax liability of the Group Member for such Tax Year, after taking into account the effect of the Tax Item on the Tax liability of such Group Member in the current Tax Year and all prior Tax Years, is more than it would have been if such Tax liability were determined without regard to such Tax Item.
     “Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
     “Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax, including the Code, and any controlling judicial or administrative interpretations of such law relating to any Tax.
     “Tax Records” means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.
     “Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes or any other similar report, statement, declaration or document required to be filed under the Code or other Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
     “Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.
     “Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.
     Other capitalized terms defined elsewhere in this Agreement shall have the meanings given them.
     Section 1.2. Construction.
     Unless the context otherwise requires: (i) references to a Section (other than in connection with the Code or the Treasury Regulations) refer to a section of this Agreement; (ii) the word “including” shall mean “including, but not limited to”; and (iii) words used in the singular shall also denote the plural, and words used in the plural shall also denote the singular.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 2. Indemnification; Allocation of Responsibility for Taxes.
     Section 2.1. Indemnification.
(a)	Parent’s Indemnity of Cal Dive.
     Parent shall indemnify Cal Dive, each other Cal Dive Group Member and their respective directors, officers and employees (collectively, the “Cal Dive Indemnitees”), and hold them harmless from and against any and all Losses that arise from or are attributable to:
     (1) any and all Taxes that are specifically allocated to or are the responsibility of Parent under this Agreement;
     (2) any failure by Parent to make a payment required by this Agreement to Cal Dive when due; and
     (3) any breach or nonperformance by Parent of any of its representations, warranties or covenants contained in this Agreement.
(b)	Cal Dive’s Indemnity of Parent.
     Cal Dive shall indemnify Parent, each other Parent Group Member and their respective directors, officers and employees (collectively, the “Parent Indemnitees”), and hold them harmless from and against any and all Losses that arise from or are attributable to:
     (1) any and all Taxes that are specifically allocated to or are the responsibility of Cal Dive under this Agreement;
     (2) any failure by Cal Dive to make a payment required by this Agreement to Parent when due; and
     (3) any breach or nonperformance by Cal Dive of any of its representations, warranties or covenants contained in this Agreement.
     Section 2.2. Allocation of Federal Income Taxes.
     Except as provided in Section 2.6, the responsibility for Federal Income Taxes, including any adjustment to such Federal Income Taxes as a result of a Final Determination, imposed on or attributable to any Cal Dive Group Member shall be allocated between Parent and Cal Dive as follows:
(a)	Parent’s Responsibility for Federal Income Taxes.
     Parent shall be responsible for any and all Federal Income Taxes, including any adjustment to such Federal Income Taxes as a result of a Final Determination, to the extent such

Federal Income Taxes are imposed on or are attributable to any Cal Dive Group Member for any Pre-IPO Period.
(b)	Cal Dive’s Responsibility for Federal Income Taxes.
     Cal Dive shall be responsible for any and all Federal Income Taxes, including any adjustment to such Federal Income Taxes as a result of a Final Determination, that are imposed on or are attributable to any Cal Dive Group Member for any Post-IPO Period.
     Section 2.3. Allocation of State Income Taxes.
     Except as provided in Section 2.6, the responsibility for any and all State Income Taxes, including any adjustment to such State Income Taxes as a result of a Final Determination, imposed on or attributable to any Cal Dive Group Member shall be allocated between Parent and Cal Dive as follows:
(a)	Parent’s Responsibility for State Income Taxes.
     Parent shall be responsible for any and all State Income Taxes, including any adjustment to such State Income Taxes as a result of a Final Determination, that are imposed on or are attributable to any Cal Dive Group Member for any Pre-IPO Period.
(b)	Cal Dive’s Responsibility for State Income Taxes.
     Cal Dive shall be responsible for any and all State Income Taxes, including any adjustment to such State Income Taxes as a result of a Final Determination, that are imposed on or are attributable to any Cal Dive Group Member for any Post-IPO Period.
     Section 2.4. Foreign Income Taxes.
     Except as provided in Section 2.6, the responsibility for Foreign Income Taxes, including any adjustment to such Foreign Income Taxes as a result of a Final Determination, that are imposed on or are attributable to any Cal Dive Group Member shall be allocated between Parent and Cal Dive as follows:
(a)	Parent’s Responsibility for Foreign Income Taxes.
     Parent shall be responsible for any and all Foreign Income Taxes, including any adjustment to such Foreign Income Taxes as a result of a Final Determination, that are imposed on or are attributable to any Cal Dive Group Member for any Pre-IPO Period.
(b)	Cal Dive’s Responsibility for Foreign Income Taxes.
     Cal Dive shall be responsible for any and all Foreign Income Taxes, including any adjustment to such Foreign Income Taxes as a result of a Final Determination, that are imposed on or are attributable to any Cal Dive Group Member for any Post-IPO Period.

     Section 2.5. Allocation of Other Taxes.
     Except as provided in Section 2.6, the responsibility for Other Taxes, including any adjustment to such Other Taxes as a result of a Final Determination, imposed on or attributable to any Cal Dive Group Member shall be allocated between Parent and Cal Dive as follows:
(a)	Other Taxes imposed on Cal Dive Group Members.
     Cal Dive shall be responsible for any and all Other Taxes imposed on or attributable to any Cal Dive Group Member with respect to any Tax Year.
(b)	Other Taxes Imposed on Multiple Group Members.
     Notwithstanding anything to the contrary in Section 2.5(a), with respect to any Other Taxes for any Tax Year that are imposed under applicable Tax Law on one or more Parent Group Members and one or more Cal Dive Group Members:
     (1) Parent shall be responsible for any and all such Other Taxes to the extent any Parent Group Member is primarily responsible for such Other Taxes under applicable Tax Law; and
     (2) Cal Dive shall be responsible for any and all such Other Taxes to the extent any Cal Dive Group Member is primarily responsible for such Other Taxes under applicable Tax Law.
     Section 2.6. Restructuring Taxes; Additional Taxes.
(a)	Restructuring Taxes.
     Notwithstanding any other provision of this Agreement to the contrary, the responsibility for Restructuring Taxes imposed on or attributable to any Group Member shall be allocated between Parent and Cal Dive as follows:
     (1) Parent’s Responsibility for Restructuring Taxes. Except as provided in Section 2.6(a)(2), Parent shall be responsible for any and all Restructuring Taxes, including any adjustment to such Restructuring Taxes as a result of a Final Determination, that are imposed on or attributable to any Group Member with respect to any Tax Year.
     (2) Cal Dive’s Responsibility for Restructuring Taxes. Notwithstanding Section 2.6(a)(1), Cal Dive shall be responsible for any and all Restructuring Taxes, including any adjustment to such Restructuring Taxes as a result of a Final Determination, that are imposed on or attributable to any Group Member to the extent that such Restructuring Taxes result, in whole or in part, from any act or failure to act by any Cal Dive Group Member after the IPO Closing Date, including any such act or failure to act that results in Parent recognizing income or gain for Federal Income Tax purposes in excess of the amount of the Dividend.

(b)	Additional Taxes.
     Subject to Section 2.6(a), but notwithstanding any other provision of this Agreement to the contrary, Cal Dive shall be responsible for one hundred percent (100%) of any Additional Taxes, determined for each applicable Tax Year, imposed on any Group Member that result or arise, in whole or in part, from any act, failure to act, event or transaction that relates to any Cal Dive Group Member’s breach of any representation, covenant or agreement contained in this Agreement that occurs after the IPO Closing Date (a “Post-IPO Event”), including Additional Taxes resulting or arising from any Cal Dive Group Member failing to provide assistance and cooperation to Parent in accordance with Section 6.1 or failing to retain Tax Records in accordance with Section 6.2.
(c)	Combined Tax Returns Filed After the IPO Closing Date.
     Subject to Section 2.6(a) and Section 2.6(b), but notwithstanding any other provision of this Agreement to the contrary, in the event any Combined Tax Return includes any portion of a Post-IPO Period, the Income Taxes that are treated as imposed on or attributable to the Cal Dive Group Members included in such Combined Tax Return for purposes of this Agreement shall be determined as if such Cal Dive Group Members were not required to join and did not join in the filing of the Combined Tax Return for the Post-IPO Period but instead filed their own consolidated, combined or unitary Tax Return based solely on their income, apportionment factors and other Tax Items included in such Combined Tax Return for the Post-IPO Period, with such Income Taxes being calculated in accordance with the principles of Treasury Regulations Section 1.1552-1(a)(2)(ii) for calculating the “separate tax liability” of a member of an affiliated group or an applicable corresponding provision under the Tax Laws of any state, local or foreign jurisdiction, as such corresponding provision is reasonably interpreted by Parent.
     Section 2.7. Payment for Certain Tax Benefits.
     As a result of the transactions contemplated in conjunction with the IPO, Parent will recognize a substantial amount of taxable gain (the “Boot Gain”) as a result of cash distributions by Cal Dive to Parent. As a result of this recognition of the Boot Gain, Cal Dive will be entitled to increase its Tax basis in the assets contributed to Cal Dive by Parent and such increase in Tax basis may result in a Tax Benefit to Cal Dive. For each taxable year of Cal Dive that ends after the IPO Closing Date, but on or before the tenth anniversary of the IPO Closing Date, Cal Dive shall compute its hypothetical Tax liability without taking into account the Tax basis adjustment attributable to the recognition by Parent of the Boot Gain and subtract from such hypothetical Tax liability its actual Tax liability for such year to determine the amount of the post IPO Tax Benefit (“Post-IPO Tax Benefit”) for that year relating to the Tax basis adjustment resulting from the recognition by Parent of the Boot Gain, such calculations being subject to Parent’s review and approval. For each taxable year described in this section, Cal Dive shall pay to Parent 90% of the Post-IPO Tax Benefit recognized with respect to such taxable year, such payment to be made by Cal Dive to Parent on or before the 15th day following the date on which Cal Dive files each Tax Return for such taxable year which includes such a Tax Benefit.

Section 3. Proration of Taxes; Allocation of Tax Items.
     For purposes of apportioning Taxes and Tax Items between Pre-IPO Periods and Post-IPO Periods and preparing and filing Tax Returns under this Agreement, the following provisions shall apply:
     Section 3.1. Proration of Tax Items.
(a)	General Method.
     Except as provided in Section 3.1(b), Tax Items of the Cal Dive Group Members shall be apportioned between Pre-IPO Periods and Post-IPO Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) or an applicable corresponding provision under the Tax Laws of any state, local or foreign jurisdiction, as such corresponding provision is reasonably interpreted and applied by Parent. No election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items).
(b)	Restructuring Tax Items.
     In determining the apportionment of Tax Items between Pre-IPO Periods and Post-IPO Periods, any Tax Items relating to the Restructuring shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-IPO Periods, and any Taxes related to such Tax Items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-IPO Periods.
     Section 3.2. Allocation of Tax Assets and Earnings & Profits.
(a)	Allocation of Tax Assets.
     Parent shall determine in accordance with applicable Tax Laws the allocation of any applicable Tax Assets among Parent, each other Parent Group Member, Cal Dive and each other Cal Dive Group Member. The Companies hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, each Tax Asset shall be allocated to the Group Member who generated such Tax Asset.
(b)	Earnings & Profits.
     On or before the first anniversary of the IPO Closing Date, Parent shall advise Cal Dive in writing of the decrease in Parent’s earnings and profits under Section 312(h) of the Code attributable to the IPO; provided, however, that Parent shall provide Cal Dive with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by Cal Dive.
     Section 3.3. Parent Equity Awards.
     Except as otherwise required by applicable Tax Law and subject to the following sentence, Parent shall be entitled to claim on its Tax Returns any and all Tax deductions attributable to an exercise, or a disqualifying disposition, grant, vesting, payment or delivery of shares, or other consideration in lieu of shares, by Parent, under or in connection with an Equity Award (including a payment of dividends in connection with an Equity Award), and no Cal Dive Group Member shall attempt to claim on any Tax Return any such Tax deductions. Notwithstanding the foregoing sentence, if Parent determines that under applicable Tax Law (or as a result of a Final Determination) no Parent Group Member is entitled to claim such Tax deductions but a Cal Dive Group Member is entitled to claim such Tax deductions, such Cal Dive Group Member shall be entitled to claim such Tax deductions on its applicable Tax Returns, and Cal Dive shall pay to Parent the “deemed tax benefit” of such Tax deductions, regardless of whether any Cal Dive Group Member actually claims such Tax deductions or realizes a Tax Benefit from claiming any such Tax deductions. For purposes of this Section 3.3, the “deemed tax benefit” shall conclusively be the total amount of the available Tax deductions for any such exercise, disqualifying disposition, grant, vesting or payment multiplied by 40%. Cal Dive shall pay the “deemed tax benefit” amount, if any, to Parent no later than twenty (20) days after the later of (a) Parent’s notification to Cal Dive that a Cal Dive Group Member is entitled to claim such Tax deductions or (b) the occurrence of any applicable exercise, disqualifying disposition, grant, vesting, payment or delivery of shares, or other consideration in lieu of shares, by Parent under or in connection with an Equity Award. Further, if the performance of the obligations described in this Section 3.3 shall become impracticable or impossible due to any change in Tax Law or the interpretation thereof by any Tax Authority subsequent to the date of this Agreement, the parties hereto shall use their best efforts to find an alternative means to achieve the same or substantially the same result as that contemplated by this Section 3.3.
     Section 3.4. Separation Transactions Occurring After the IPO Closing Date.
     If the Parent Group Member transfers any part of the Cal Dive Business (including any Subsidiary) to the Cal Dive Group, or any Cal Dive Group Member transfers any part of the Parent Business (including any Subsidiary) to the Parent Group, after the IPO Closing Date in a transaction contemplated by the Restructuring, such transfer will be deemed to have occurred immediately before the IPO Closing Date for purposes of computing the Taxes imposed on or attributable to the Cal Dive Group and the Parent Group.
Section 4. Preparation and Filing of Tax Returns.
     Section 4.1. Parent’s Responsibility.
(a)	Parent Filed Returns.
     Parent shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Tax Returns that include any Group Member if Parent is responsible under this Agreement for any portion of the Taxes reported on such Tax Returns (“Parent Filed Returns”), including (i) all Combined Tax Returns and (ii) all Cal Dive Separate Returns for which Parent is responsible for any portion of any Tax reported on such Cal Dive Separate Return, and Parent shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Adjustment Requests made with respect to Parent Filed Returns. Cal Dive shall, and shall cause each other Cal Dive Group Member to, assist and cooperate with

Parent in accordance with Section 6 with respect to the preparation and filing of all Parent Filed Returns, including providing information required to be provided in Section 6. In the case of any Parent Filed Return which is required by applicable Tax Law to be signed by any Cal Dive Group Member (or by its authorized representative), Cal Dive shall cause such Cal Dive Group Member (or its authorized representative) to sign such Parent Filed Return.
(b)	Preparation of Parent Filed Returns.
     Parent shall have the exclusive right, in its sole discretion, with respect to each Parent Filed Return to determine (i) the manner in which such Parent Filed Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) the elections that will be made on such Parent Filed Return, (iv) whether an Adjustment Request should be made with respect to any Parent Filed Return, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Parent Filed Returns.
(c)	Election to Join Combined Tax Returns.
     Cal Dive shall cause each Cal Dive Group Member to elect and join in filing Combined Tax Returns with any Parent Group Member that Parent reasonably determines are required to be filed under applicable Tax Laws or will result in the minimization of the net present value of the aggregate Tax to the Group Members eligible to join in such Combined Tax Returns.
(d)	Appointment as Agent.
     Cal Dive hereby irrevocably designates, and agrees to cause each other Cal Dive Group Member to so designate, Parent as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Parent, in its sole discretion, may deem appropriate in any and all matters (including Tax Contests) relating to Combined Tax Returns.
     Section 4.2. Cal Dive Filed Returns.
     Cal Dive shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Cal Dive Separate Returns that are not Parent Filed Returns (“Cal Dive Filed Returns”), and Cal Dive shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Adjustment Requests made with respect to Cal Dive Filed Returns.
     Section 4.3. Tax Accounting Practices.
(a)	In General.
     Except as otherwise provided in Section 4.3(b), to the extent the Tax accounting practices or reporting position with respect to Tax Items reported on any Cal Dive Filed Return might adversely affect any Parent Group Member, Cal Dive shall prepare such Cal Dive Filed Return and report such Tax Items in a manner that is consistent with Parent’s past Tax accounting practices and reporting positions with respect to such Tax Items (unless such past Tax accounting practices or reporting positions are no longer permissible under the Code or other applicable Tax Law), and to the extent any Tax Items are not covered by past Tax accounting practices or reporting positions (or in the event such past Tax accounting practices or reporting positions are no longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Tax accounting practices and reporting positions selected by Parent.
(b)	Reporting of Restructuring Tax Items.
     Parent shall determine the proper Tax treatment of any Tax Items relating to the Restructuring and the method for reporting such Tax Item on any Tax Return. Such treatment and reporting method shall be used by Cal Dive in preparing and filing any Cal Dive Filed Return unless there is no reasonable basis for such Tax treatment. To the extent any Cal Dive Filed Return includes a Tax Item relating to the Restructuring, Cal Dive shall submit a copy of such Cal Dive Filed Return to Parent for its review. Cal Dive shall use its reasonable best efforts to make such Cal Dive Filed Return available for Parent’s review sufficiently in advance of the due date for filing such Cal Dive Filed Return to provide Parent with a meaningful opportunity to analyze and comment on such Cal Dive Filed Return and have such Cal Dive Filed Return modified before filing.
     Section 4.4. Right to Review Combined Tax Returns.
     Parent shall make each Combined Tax Return and related workpapers available for review by Cal Dive, if requested, to the extent (i) such Combined Tax Return relates to Taxes for which Cal Dive may be responsible under this Agreement or (ii) Cal Dive reasonably determines that it must inspect such Combined Tax Return to confirm its compliance with the terms of this Agreement. Parent shall use its reasonable best efforts to make such Combined Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing such Combined Tax Return to provide Cal Dive with a meaningful opportunity to analyze and comment on such Combined Tax Return and have such Combined Tax Return modified before filing. Parent and Cal Dive shall attempt in good faith to resolve any issues arising out of the review of such Combined Tax Returns.
     Section 4.5. Adjustment Requests; Carrybacks; Utilization of Tax Assets.
(a)	Adjustment Requests and Carrybacks Requiring Parent’s Consent.
     Except as otherwise required by applicable Tax Law or unless Parent otherwise consents in writing, Cal Dive hereby agrees to cause each Cal Dive Group Member (i) to not make any Adjustment Request with respect to any Income Tax for any Pre-IPO Period and (ii) to make any available elections to relinquish the right to claim in any Pre-IPO Period any Carryback Items of any Cal Dive Group Member arising in a Post-IPO Period, including making the election under Section 172(b)(3) of the Code (and any similar provision of any other applicable Tax Laws) to relinquish the right to carry back net operating losses. With respect to any Adjustment Request to which Parent grants its consent under the preceding sentence, Cal Dive shall reimburse Parent for its legal, accounting, administrative and other related expenses incurred in preparing, filing and making any such Adjustment Request.

(b)	Carrybacks to Pre-IPO Periods.
     Notwithstanding Section 4.5(a), if any Cal Dive Group Member is required by applicable Tax Law to carry back a Carryback Item arising in a Post-IPO Period to a Pre-IPO Period, the Companies agree that any Carryback Item of any Parent Group Member that may be carried back to the same Pre-IPO Period shall be deemed to be used before any Carryback Item of any Cal Dive Group Member. If any Parent Group Member receives a refund or realizes a Tax Benefit as a result of a Carryback Item of any Cal Dive Group Member arising in a Post-IPO Period being carried back to a Pre-IPO Period, Parent shall make a payment to Cal Dive in an amount equal to such refund or the realized Tax Benefit within 30 days following either the receipt of such refund or the filing of the Tax Return reflecting the realization of such Tax Benefit.
(c)	Other Adjustment Requests Permitted.
     With respect to any Tax imposed on or attributable to any Group Member for any applicable Pre-IPO Period, Parent may make an Adjustment Request with respect to such Tax, including carrying back a Carryback Item of any Parent Group Member arising in a Post-IPO Period to any Pre-IPO Period. Any refund or other Tax Benefit obtained as a result of any such Adjustment Request pursuant to the preceding sentence shall be for the account of Parent, and Parent shall have no obligation to compensate or make a payment to any Cal Dive Group Member in the event any such Adjustment Request results in a Tax Detriment to any Cal Dive Group Member.
(d)	Utilization of Tax Assets.
     With respect to each Combined Tax Return and any adjustment to the Income Taxes reflected on a Combined Tax Return as a result of a Tax Contest, Adjustment Request or otherwise, each Group Member included in such Combined Tax Return shall be entitled to use, in accordance with applicable Tax Laws, any and all Tax Assets of each other Group Member included in such Combined Tax Return. Except as provided in Section 5.1(c) with respect to Joint Taxes, no Group Member that utilizes the Tax Assets of any other Group Member shall be required to compensate or make any payment to such other Group Member with respect to the utilization of such Tax Assets.
Section 5. Payments Under this Agreement.
     Section 5.1. Joint Taxes.
     With respect to any Tax for any Tax Year for which Parent and Cal Dive are each responsible for a portion of such Tax under this Agreement (a “Joint Tax”), the following provisions shall apply:
(a)	Joint Taxes Relating to Parent Filed Returns.
     With respect to any Joint Tax that is reflected or reported on any Parent Filed Return, Parent shall determine the amount of such Joint Tax that Cal Dive is responsible for under Section 2 (“Cal Dive’s Allocated Tax Liability”). At least 15 days prior to an applicable Payment Date, Parent shall deliver to Cal Dive a statement setting forth in appropriate detail

Parent’s determination of Cal Dive’s Allocated Tax Liability and the amount (if any) of the cumulative net payments made with respect to such Joint Tax prior to the date of such statement by the Cal Dive Group (“Cal Dive’s Cumulative Tax Payment”). Not more than 30 days after Cal Dive’s receipt of such statement, Cal Dive shall pay Parent an amount equal to the excess (if any) of Cal Dive’s Allocated Tax Liability, over Cal Dive’s Cumulative Tax Payment. If Cal Dive’s Cumulative Tax Payment is greater than Cal Dive’s Allocated Tax Liability, then Parent shall pay such excess to Cal Dive within 30 days of Parent’s receipt of the corresponding Tax Benefit (i.e., through either a reduction in Parent’s otherwise required Tax payment or a refund of prior Tax payments).
(b)	Adjustments to Joint Taxes.
     If there is any adjustment to any Joint Tax described in Section 5.1(a), whether as a result of a Tax Contest, Adjustment Request or otherwise, Parent shall redetermine Cal Dive’s Allocated Tax Liability (“Cal Dive’s Redetermined Allocated Tax Liability”). After determining Cal Dive’s Redetermined Allocated Tax Liability, Parent shall deliver to Cal Dive a statement setting forth in appropriate detail Parent’s determination of Cal Dive’s Redetermined Allocated Tax Liability and the amount (if any) of Cal Dive’s Cumulative Tax Payments made with respect to such Joint Tax prior to the date of such statement. Not more than 30 days after Cal Dive’s receipt of such statement, Cal Dive shall pay Parent an amount equal to the excess (if any) of Cal Dive’s Redetermined Allocated Tax Liability, over Cal Dive’s Cumulative Tax Payments. If Cal Dive’s Cumulative Tax Payment is greater than Cal Dive’s Redetermined Allocated Tax Liability, then Parent shall pay such excess to Cal Dive within 30 days of Parent’s receipt of the corresponding Tax Benefit (i.e., through either a reduction in Parent’s otherwise required Tax payment or a refund of prior Tax payments).
(c)	Payments for Use of Tax Assets.
     If a Parent Group Member realizes a Tax Benefit upon its utilization of a Tax Asset of a Cal Dive Group Member, Parent shall make a payment to Cal Dive equal to the Tax Benefit realized to the extent such utilized Tax Asset of the Cal Dive Group Member arose or accrued during any Post-IPO Period. If a Cal Dive Group Member realizes a Tax Benefit upon its utilization of a Tax Asset of a Parent Group Member, Cal Dive shall make a payment to Parent equal to the Tax Benefit realized to the extent such utilization occurs during any Post-IPO Period. Any payment required to be made under this Section 5.1(c) shall be paid within 30 days following either the receipt of a refund or the filing of the Tax Return reflecting the realization of such Tax Benefit.
     Section 5.2. Payments to Tax Authority.
     With respect to each Tax Return that a Company is required to prepare and file under this Agreement, such Company shall pay, or cause to be paid, to the applicable Tax Authority when due (including extensions) all Taxes determined to be due and payable. With respect to any Joint Taxes described in Section 5.1(a), Parent shall pay, or cause to be paid, to the applicable Tax Authority when due such Joint Taxes.

     Section 5.3. Timing of Payments.
     In the event a Company is required to make a payment to the other Company under this Agreement and the time for making such payment is not otherwise provided for in this Agreement, the first Company shall make such payment within 30 days of its receipt of such other Company’s written demand for such payment, which written demand shall include in reasonable detail an explanation and computation of the amount due.
     Section 5.4. Tax Treatment of Payments.
     Unless otherwise required by applicable Tax Law, the Companies agree that any payments made by one Company to the other Company (other than any reimbursement of expense pursuant to Section 4.5(a) and interest payments pursuant to Section 5.5) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the IPO and, accordingly, as not includible in the Taxable income of the recipient Company or as deductible by the payor Company. If, notwithstanding the previous sentence, there is a Final Determination that the recipient Company’s receipt of such payment is subject to Tax, the payor Company shall pay to the recipient Company an additional amount that, when added to the prior payment, will result in the recipient Company receiving an amount equal to such prior payment, after taking into account all Taxes that are payable by the recipient Company with respect to the receipt of such prior payment and such additional amount.
     Section 5.5. Interest.
     Any payment that is not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest at the Default Rate, compounded semiannually, for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment. Notwithstanding Section 5.4, the interest payment shall be treated as interest expense to the payor (deductible to the extent provided by applicable Tax Law) and as interest income by the recipient (includible in income to the extent provided by applicable Tax Law).
     Section 5.6. Refunds.
(a)	Refund Received by Parent Group Members.
     If a Parent Group Member receives a Tax refund with respect to Taxes for which a Cal Dive Group Member is responsible hereunder, Parent shall pay to Cal Dive within 30 days following the receipt of the Tax refund, an amount equal to such Tax refund.
(b)	Refund Received by Cal Dive Group Members.
     If a Cal Dive Group Member receives a Tax refund with respect to Taxes for which a Parent Group Member is responsible hereunder, Cal Dive shall pay to Parent within 30 days following the receipt of the Tax refund, an amount equal to such Tax refund.

     Section 5.7. Payments by or to Other Members of the Groups.
     When appropriate under the circumstances to reflect the underlying liability for a Tax or entitlement to a Tax refund or Tax Benefit, a payment which is required to be made by or to a Company may be made by or to another member of the Group to which that Company belongs, but nothing in this Section 5.7 shall relieve any Company of its obligations under this Agreement.
     Section 5.8. Tax Benefits from Payment of Taxes.
     With respect to any Tax Benefits received by a Cal Dive Group Member after the IPO Closing Date that result from Taxes for which Parent is responsible hereunder, including as a result of the utilization of foreign tax credits and minimum tax credits, Cal Dive shall make a payment to Parent in an amount equal to the Tax Benefit received, with such payment being made within 30 days following the filing of the Tax Return reflecting the realization of such Tax Benefit. For purposes of this Section 5.8, the Cal Dive Group Member (i) shall be deemed to realize such Tax Benefit in the first Tax Year (or Tax Years) that such Tax Benefit (or the Tax Item giving rise to such Tax Benefit) may be realized under applicable Tax Law, (ii) shall be deemed to pay Tax at the highest marginal corporate Tax rates in effect in each relevant Tax Year and (iii) shall be deemed to have utilized the Tax Items attributable to the Taxes that are the responsibility of Parent giving rise to such Tax Benefit prior to similar Tax Items of any Cal Dive Group Member that could have otherwise been utilized by the Cal Dive Group Member.
Section 6. Assistance and Cooperation; Retention of Tax Records.
     Section 6.1. Assistance and Cooperation.
     Cal Dive shall cause each Cal Dive Group Member to cooperate with Parent and its agents, including accounting firms and legal counsel, in connection with Tax matters relating to (i) the preparation and filing of Tax Returns, (ii) determining the liability for and the amount of any Taxes due (including estimated Taxes) or the right to an amount of any refund of Taxes and (iii) any Tax Contest. Such cooperation shall include making all information and documents, including Tax Records, in any Cal Dive Group Member’s possession relating to any Group Member available to Parent for inspection during normal business hours upon reasonable notice and, upon request by Parent, providing copies, at Cal Dive’s expense, of such information and documents, including Tax Records. Cal Dive shall also make available to Parent, as reasonably requested and available, personnel (including each Cal Dive Group Member’s officers, directors, employees and agents) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Contest. Any information or documents provided under this Section 6 shall be kept confidential by Parent, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest.

     Section 6.2. Tax Records.
(a)	Retention of Tax Records.
     Each Company shall preserve and keep all Tax Records exclusively relating to Separate Company Taxes of its Group for Pre-IPO Periods, and Parent shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-IPO Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, or (ii) seven years after the IPO Closing Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 6.2 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such Tax Records upon 90 days prior notice to the other Company. Such notice shall include a list of the Tax Records to be disposed of, describing in reasonable detail each file, book or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.
(b)	Access to Tax Records.
     The Companies shall make available to members of the other Group for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably requested by any such member of the other Group in connection with the preparation of Tax Returns, Tax Contests or the resolution of items under this Agreement.
Section 7. Tax Contests.
     Section 7.1. Notice.
     Each Company shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware that could affect any Tax liability for which the other Company may be responsible under this Agreement; provided, however, that failure to give prompt notice shall not affect the indemnification obligations hereunder except to the extent the Indemnifying Company is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing such audit, assessment or proceeding in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.
     Section 7.2. Control of Tax Contests.
(a)	Tax Contests Relating to Tax Returns.
     Except as otherwise provided in this Agreement, the Company responsible for preparing and filing a Tax Return pursuant to Section 4 of this Agreement (the “Controlling Company”) shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of each Group in any Tax Contest relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest. The Controlling Company’s rights shall extend to any matter pertaining to the management and control of the Tax Contest, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.
(b)	Additional Taxes & Restructuring Taxes.
     Notwithstanding any other provision of this Agreement to the contrary, Parent shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of each Group in any Tax Contest relating, in whole or in part, to Additional Taxes and Restructuring Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest. Parent’s rights shall extend to any matter pertaining to the management and control of the Tax Contest, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.
(c)	Other Taxes.
     In the case of any Tax Contest with respect to any Other Tax for which Cal Dive is solely responsible under Section 2.5, Cal Dive shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of the Cal Dive Group in such Tax Contest and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest. With respect to any Other Tax not described in the preceding sentence, Parent shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of the Groups in such Tax Contest and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest.
     Section 7.3. Reimbursement of Expenses.
     If the Indemnifying Company is not the Controlling Company, the Indemnifying Company shall reimburse the Controlling Company for its costs (including accountant’s fees, investigatory fees and fees and disbursements of tax counsel) (“Indemnification Expenses”) incurred in any Tax Contest that are reasonably allocable to the portion of the contested Taxes that would be the responsibility of the Indemnifying Company hereunder upon a Final Determination that such contested Taxes are due. The Controlling Company shall provide the Indemnifying Company with a written statement (a “Reimbursement Statement”) periodically (but not more often than monthly) that sets forth the amount of the Controlling Company’s Indemnification Expenses since the most recent Reimbursement Statement and due hereunder. Within 15 days of the Indemnifying Company’s receipt of each Reimbursement Statement, the Indemnifying Company shall pay to the Controlling Company the total amount of the Indemnification Expenses shown on such Reimbursement Statement.
Section 8. Continuing Covenants.
     Except as otherwise provided in this Agreement, each of Parent (for itself and each other Parent Group Member) and Cal Dive (for itself and each other Cal Dive Group Member) agrees (i) not to take any action reasonably expected to result in an increased Tax liability to another Group, a reduction in a Tax Asset of another Group or an increased liability to another Group under this Agreement, (ii) not to take any action, fail to take any action or commit any omission that would result in Additional Taxes and (iii) to take any action reasonably requested by a Company that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to such Company; provided, that such action does not result in any additional direct or indirect cost not fully compensated for by the requesting Company.
Section 9. Dispute Resolution.
     In the event that the Companies disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the Companies shall attempt in good faith to resolve such dispute. If such dispute is not resolved within 60 days following the commencement of the dispute, the Companies shall jointly retain an Independent Firm, reasonably acceptable to the Companies, to resolve the dispute; provided, however, that in order to pursue any such dispute resolution under this Section 9, the Indemnifying Company must first pay to the Indemnified Company, or place in an escrow account reasonably satisfactory to the Indemnified Company pending resolution of such dispute, an amount equal to the payment which is the subject of such dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon the Companies. Following the decision of the Independent Firm, the Companies shall take, or cause to be taken, any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne by the Company that does not prevail in the dispute resolution proceeding. Notwithstanding any provision of this Agreement to the contrary, the provisions of Article VII of the Master Agreement shall apply to any disagreement between the Companies relating to Restructuring Taxes or any matter relating to any Tax Contest.
Section 10. General Provisions.
     Section 10.1. Effectiveness; Termination of Prior Tax Allocation Agreements.
     This Agreement shall be effective on the date first written above. Immediately prior to the close of business on the date hereof (i) all Prior Tax Allocation Agreements shall be terminated, and (ii) amounts due under such Prior Tax Allocation Agreements as of the date hereof shall be settled. Upon such termination and settlement, no further payments by or to any Parent Group Member or by or to any Cal Dive Group Member, with respect to such Prior Tax Allocation Agreements, shall be made, and all other rights and obligations resulting from such Prior Tax Allocation Agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such Prior Tax Allocation Agreements shall be ignored for purposes of computing amounts due under this Agreement.
     Section 10.2. Survival of Obligations.
     The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

     Section 10.3. Addresses and Notices.
     All notices, consents, requests, instructions, approvals, statements, reports and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally or sent by registered mail, postage prepaid, or by facsimile transmission:
     If to Parent:
Helix Energy Solutions Group, Inc.
400 N. Sam Houston Parkway East, Suite 400
Houston, Texas 77060
Attn: General Counsel
Fax: (281) 618-0505
     If to Cal Dive:
Cal Dive International, Inc.
400 N. Sam Houston Parkway East, Suite 1000
Houston, Texas 77060
Attn: General Counsel
Fax: (281) 618-0503
or to such other address that a Company may, from time to time, designate in a written notice to the other Company given in a like manner. Notice delivered personally shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.
     Section 10.4. Binding Effect.
     This Agreement shall be binding upon and inure to the benefit of the Companies and their successors and assigns.
     Section 10.5. Waiver.
     No failure by any Company to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right or remedy or any other obligation, rights or remedies under this Agreement.
     Section 10.6. Invalidity of Provisions.
     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     Section 10.7. Further Action.
     Each Company shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Company and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests under the control of any such other Company in accordance with Section 7.
     Section 10.8. Integration.
     This Agreement constitutes the entire agreement between the Companies pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Master Agreement or any other agreements relating to the transactions contemplated by the Master Agreement, the provisions of this Agreement shall control.
     Section 10.9. Construction.
     The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Company.
     Section 10.10. No Double Recovery.
     No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the damaged Company has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Company shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.
     Section 10.11. Setoff.
     All payments to be made by any Company under this Agreement may be netted against payments due to such Company under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.
     Section 10.12. Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
     Section 10.13. No Third Party Rights.
     This Agreement is only intended to allocate the responsibility for certain Taxes between Parent and Cal Dive and to address the other Tax matters stated herein. Nothing in this Agreement, express or implied, is intended or shall confer any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement upon any Group Member or Person other than Parent and Cal Dive. Parent and Cal Dive acknowledge and agree that the respective rights of the Parent Indemnitees and the Cal Dive Indemnitees expressly provided under this Agreement may only be enforced by Parent and Cal Dive, respectively.
     Section 10.14. Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed in and to be performed in the State of Texas.
[Signature Page Follows]

     In Witness Whereof, the Companies have caused this Agreement to be executed by their respective officers as of the date set forth above.

HELIX ENERGY SOLUTIONS GROUP, INC.
By:	/s/ Martin R. Ferron
	Name:	Martin R. Ferron
Its: President and Chief Executive Officer

CAL DIVE INTERNATIONAL, INC.
By:	Quinn J. Hébert
	Name:	Quinn J. Hébert
Its: President and Chief Executive Officer

SCHEDULE 1.1
List of Cal Dive Subsidiaries
CDI Janus Holdings LLC
Cal Dive HR Services LLC
Cal Dive International Pte Limited
Cal Dive International (Australia) Pty Limited
CDI Proteus LLC
CDI Umbra LLC
Marine Technology Solutions St. Lucia Limited-IBC
Offshore Technology Solutions Limited (40% owned)
CDI Prometheus Holdings, Inc.
CDI Vessel Holdings LLC

SCHEDULE 1.2
List of Parent Subsidiaries
Helix Oil & Gas, Inc.
Helix Energy Solutions (U.K.) Limited
Well Ops, Inc.
Vulcan Marine Holdings LLC
Neptune Vessel Holdings LLC
Helix Energy Solutions BV
Cal Dive I — Title XI, Inc.
Helix Vessel Holdings LLC
Cal Dive Offshore Ltd.
Canyon Offshore, Inc.
Energy Resource Technology GOM, Insc.
Energy Resource Technology (U.K.) Limited
Canyon Offshore Limited
Canyon Offshore International Corp.
CKB Petroleum, Inc.
CKB & Associates, Inc.
Box Brothers Realty Investments Company
CB Farms, Inc.
Box Resources, Inc.
Helix Energy Limited
Well Ops (U.K.) Limited
Helix RDS Limited
Helix RDS Sdn Bhd (50% owned)
Helix RDS Pty Limited
Helix HR Services Limited
Well Ops PTE Limited
Vulcan Marine Technology LLC
Deepwater Gateway LLC (50% owned)
Helix Energy Services PTE Limited
Helix Energy Services Pty Limited
Kommandor LLC (50% owned)
Wells Ops SEA Pty Ltd. (58% owned)